EXHIBIT 24

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated.

/s/ Pengfei Liu
Dated: March 27, 2012	Pengfei Liu, Chief Executive Officer, Secretary & Director
(Principal executive officer)

/s/ Marco Hon Wai Ku
Dated: March 27, 2012	Marco Hon Wai Ku, Chief Financial Officer (Principal financial officer and principal accounting officer)

/s/ Weipeng Liu
Dated: March 27, 2012	Weipeng Liu, Director

/s/ Xiaochuan Li
Dated: March 27, 2012	Xiaochuan Li, Independent Director

/s/ Changhu Xue
Dated: March 27, 2012	Changhu Xue, Independent Director

/s/ Honkau Wan
Dated: March 27, 2012	Honkau Wan, Independent Director